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                           NYLIB-0148701.01-MDIGIOVA
                            January 28, 2003 1:31 PM

                                    SEC 2069

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  SECURITIES AND EXCHANGE COMMISSION    OMB Number 3235-0167
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-12687
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                        IFS International Holdings, Inc,
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             (Exact name of registrant as specified in its charter)

                           Rensselaer Technology Park
                                 300 Jordan Road
                               Troy, New York12180

               (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                  Common Stock $.001 par value
            (Title of each class of securities covered by this Form)


       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        |X|              Rule 12h-3(b)(1)(i)        [ ]
     Rule 12g-4(a)(1)(ii)       [ ]              Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)        [ ]              Rule 12h-3(b)(2)(ii)       [ ]
     Rule 12g-4(a)(2)(ii)       [ ]              Rule 12g-3(b)(2)(ii)       [ ]
                                                 Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date: 126


Pursuant to the requirements of the Securities Exchange Act of 1934 IFS International Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


IFS INTERNATIONAL HOLDINGS, INC.

By:      /s/ Per Olof Ezelius
         Per Olof Ezelius, President

Dated: January 30, 2003